MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") is entered into by and among Kogeto, Inc., a company organized under the laws of Delaware ("Kogeto"), and Apollo Optical Systems, Inc., a company organized under the laws of Delaware ("Manufacturer"). Kogeto and Manufacturer are sometimes referred to herein as a "Party" and collectively as the "Parties."

WHEREAS, Kogeto has developed hardware and software which together form parts of a product known as Dot ("the Kogeto-Dot System") which permits the taking of high quality 360 degree photographs, de-warping such photographs and re-wrapping the photographs into a viewable 360 degree image.

WHEREAS, Manufacturer is a contract manufacturer that performs manufacturing services for the production and delivery of technology products;

WHEREAS, Kogeto desires to engage Manufacturer to have Manufacturer provide manufacturing services of the products below exclusively for Kogeto; and

WHEREAS, Manufacturer desires and proposes to provide Kogeto with manufacturing services pursuant to which Manufacturer will manufacture products in accordance with specifications prescribed by Kogeto.

WHEREAS, Manufacturer, represents and warrants that it is ready, willing and able to produce the parts of Kogeto-Dot System described below and it desires to do so pursuant to the terms agreed by and between the parties below;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Kogeto and Manufacturer agree as follows:

DEFINITIONS

As used herein, the following capitalized terms will have the meanings set forth below:

"Bill of Materials" means the complete and detailed list of all components of the Kogeto-Dot System, and all related labels and documents for the manufacturing and packaging of the Kogeto-Dot System or its parts pursuant to the Specifications.

"Confidential Information" means any and all information and materials considered to be confidential pursuant to this Agreement or any nondisclosure agreement between the Parties.

"Customer" means a customer of Kogeto specified in an Order.

"Delivered" means Products or Other Products requested in an Order arrived at the shipping recipient specified in that Order, meeting all applicable specifications, free of

defects, and with invoices (a) included with the shipment and (b) a copy of such invoice delivered by facsimile or by email to Kogeto. Invoices shall have an invoice date and invoice number. The term can be conjugated. (i.e. "Delivery").

"Do Not Ship List" means an updated list of individuals, entities and jurisdictions to which Products and Other Products are forbidden to be shipped.

"Intellectual Property" means all present and future copyrights, trade secrets, trademarks, service marks, patents, patent rights, utility models, industrial property rights, mask works, inventions, processes, designs, methods and all other intellectual and proprietary rights, including all applications and registrations with respect thereto, arising under the laws of any country or jurisdiction worldwide.

"Law" means any statute, law, regulation, ordinance, rule, judgment, order, decree, or rule of common law, or any governmental requirement or other governmental restriction, whether now or hereafter in effect.

"Manufacturing Facility" means (a) a manufacturing facility controlled by Manufacturer, or (b) a third party manufacturing facility affiliated with Manufacturer that has been approved for use by Kogeto at which Manufacturer will manufacture, assemble and ship Products and Other Products.

"Order" means a purchase order submitted by Kogeto to Manufacturer that specifies the Product(s) and/or the Other Product(s) that are to be manufactured by Manufacturer and shipped by Manufacturer Kogeto or a Customer.

"Other Product(s)" means a part of a Product, a sub-assembly of a Product, a modification of a Product, and/or any item requested to be made by Manufacturer in a SOW issued by Kogeto, that is not a "Product" but which was, is, or is to be manufactured by Manufacturer.

"Other Product Price" means the price of the Other Product(s) as referenced in an SOW.

"Product" means each Kogeto product that will be manufactured by Manufacturer in accordance with the Specifications, excluding any Other Product (as defined above).

"Product Price" means the sale price of the completely manufactured and delivered Product as referenced in an SOW to be charged by Manufacturer which price includes the cost of all components, manufacturing and assembly costs, taxes, packaging costs and all related services, carrier costs, transfer costs, freight charges, insurance costs, any customs duties and value added tariffs and similar type of taxes.

"Specifications" means the design, engineering, functional and/or technical specifications for each Product including, but not limited to, Bill of Materials, assembly drawings, process documentation, test specifications, current revision number and all applicable components. The Specifications for each Product will be set forth or referenced in or annexed to the initial SOW (Exhibit A hereto), and each subsequent SOW, and may only be amended by Kogeto, in writing.

"SOW" means each Statement of Work that sets forth the scope of services to be provided by Manufacturer to Kogeto with respect to the manufacturing, packing, delivery and warranty returns of Products and Other Products, as applicable.

1. RELATIONSHIP OVERVIEW

1.1. Manufacture and Supply Relationship. This Agreement will govern all transactions between the Parties with respect to (a) the manufacture of Products and Other Products by Manufacturer including, but not limited to, the design, testing and configuration services, production supply chain and supply chain process and quality control procedures to be implemented by Manufacturer, (b) the shipment of Products and Other Products, and (c) the return of Products and Other Products by Customers and/or Kogeto to Manufacturer.

1.2. Statements of Work. The Parties may enter into one or more SOWs during the term of this Agreement which will set forth the Specifications and other relevant details with respect to the design, testing, manufacturing, shipment, delivery and warranty return procedures for each Product and Other Product. Each SOW will expressly reference this Agreement, be signed by both Parties and will become an exhibit and incorporated by reference into this Agreement. In the event of a conflict between the terms of this Agreement and the terms of an SOW, the terms of the SOW will control with respect to such conflict, unless specifically set forth otherwise in this Agreement.

1.3. Program Manager/Team and Communication. Kogeto and Manufacturer each shall designate a program manager (each, a "Program Manager") who shall be the principal point of contact for each Party for all matters relating to this Agreement. Manufacturer shall provide Kogeto with such information, with the exception of Manufacturer's Proprietary Information, as Kogeto and Manufacturer mutually agree is necessary to facilitate Kogeto's product development or Manufacturer's manufacturing of the Products. Manufacturer shall provide such information to Kogeto as soon as practicable, and not longer than three (3) business days after Kogeto requests information. Kogeto may, but is not required to, disclose the reason(s) such information is requested.

1.4 Term of Agreement. This Agreement shall become effective on the date of complete execution below, and shall terminate in three (3) years, unless extended or terminated as set forth herein (the "Term"). Each time a Quarterly Forecast is accepted by Manufacturer that extends beyond the Term, the Term is extended through the end of the forecasted Quarter.

1.5 Termination of Agreement. This Agreement may be terminated without cause upon written notice by either party on 180 days advance notice, except for the paragraphs that survive termination. This Agreement may also be terminated by either party upon written notice of a material breach or an anticipatory repudiation or breach of the terms herein if the breach cannot be cured, or if curable, is not cured (or in the case of an anticipatory repudiation is not retracted fully and in writing) within 30 days after Kogeto's receipt of written notice of the breach or within 10 days after Manufacturer's receipt of written notice of said breach or 3 days after Kogeto's receipt of written notice of an anticipatory repudiation, as applicable.

2. PRODUCT MANUFACTURING

2.1. Product Specifications. Manufacturer shall provide Kogeto with Manufacturer's proposed manufacturing procedure and system ("MPS"), testing procedure systems ("TPS") and quality management system ("QMS") before manufacturing Products and by October 15, 2011, unless specified otherwise in an SOW. Manufacturer shall manufacture all Products in accordance with the Specifications, the MPS, TPS and QMS, Section 2.4 below, and the quantities and other terms set forth in each Order.

2.2. Changes to Product Specifications. At any time and from time to time, Kogeto may request changes to the Specifications for any Product in writing (a "Requested Change Order" or "RCO"). Upon receipt of an RCO, the Parties agree that: (a) Manufacturer shall notify Kogeto in writing of all impacts the RCO may have with respect to this Agreement, each SOW, costs, the Bill of Materials, inventory, delivery and lead times, Product Prices, and provide all other information requested in the RCO; and (b) Manufacturer will not proceed with any change in the Specifications, MPS, TPS or QMS to implement the RCO until: (i) the Parties execute a final written change order for such Specifications ("Final Change Order" or "FCO") incorporating this Agreement and the applicable SOWs and the impact information provided by Manufacturer including, without limitation, Product Prices, delivery and lead times, Bill of Materials and costs and the effective date of such FCO; and (ii) Kogeto authorizes the manufacturing based upon the FCO commencing on a date certain. Manufacturer will not refuse to implement any changes to Specifications unless Manufacturer reasonably determines that the requested changes are incapable of being implemented in a commercially reasonable manner.

2.3. Approval of Launch Processes. Manufacturer will adhere to the following production process in addition to the processes set forth in each applicable SOW for each Product and Other Product:

(a) Prototype. Manufacturer will initially build a prototype of each Product based on the Specifications for the Product. Manufacturer will then test the prototype in accordance with the testing requirements set forth in the TPS and SOW. Kogeto may specify all such tests required to be performed by Manufacturer. Manufacturer will submit to Kogeto all available test results derived from the tests required by this Agreement and all SOWs.

(b) First Article Production. If Kogeto, in its sole discretion, determines that the prototype of a Product conforms to all Specifications and satisfies all of Kogeto's testing requirements, then Manufacturer shall proceed to the First Article Production ("FAP") of at least twenty (20) units of the Product, unless Kogeto agrees to fewer units. Manufacturer shall not undertake FAP for any Product until Kogeto has approved the prototype of it. Kogeto shall have the right to be present to observe the FAP process for each Product. FAP shall be achieved solely by employing the MPS, TPS and QMS. Following completion of the FAP of a Product, Kogeto shall reasonably determine, in its sole discretion, if Manufacturer has achieved a successful FAP for such Product. If Kogeto approves the FAP for a Product, then Manufacturer shall be permitted to manufacture and ship such Product pursuant to an Order from Kogeto. If Kogeto does not approve the FAP, Kogeto shall provide Manufacturer with the reasons in reasonable detail as to why FAP was not achieved, and may also provide any specific suggestions and guidelines to

assist Manufacturer in achieving approval. Thereafter, Manufacturer shall again attempt a FAP and repeat the process until the FAP for such Product is approved by Kogeto.

(c) Production at Manufacturing Facilities. Manufacturer shall be required to follow the prototype and first article production approval process in Section 2.3(a) and 2.3(b) at each Manufacturing Facility for each Product and Other Product. Each Product manufactured by Manufacturer must conform to the Specifications in the applicable SOW before the Product can be shipped. If any Product manufactured by Manufacturer does not conform to the Specifications and pass the applicable tests provided in the SOW, then Manufacturer shall correct all deficiencies and/or non-conformities and replace each defective Product at no additional charge to Kogeto before such Product is shipped. Kogeto shall have the right, at any time, to observe Manufacturer's production or testing.

2.4. Production Records. Manufacturer shall use commercially reasonable efforts to maintain accurate records of the quantity and quality, and test results, required by an SOW for all Products it manufactures maintain those records, and deliver them to Kogeto upon request. Such records may not be disposed of without Kogeto's written permission.

2.5 Rework. In the event that Kogeto requests any change to the Specifications of a Product or Additional Product in a pending Order from Kogeto that is not specified in any Order or SOW (a "Rework"), Kogeto acknowledges that such Rework may result in an increased Product Price not contemplated by the Parties, or an excusable delay for Manufacturer with respect to its delivery and lead times and materials liability.

3. MATERIALS MANAGEMENT

3.1. Materials Fulfillment. Manufacturer will procure and supply all components listed in the Bill of Materials necessary to manufacture, process, pack and deliver all Products and Other Products ordered by Kogeto. Manufacturer may not use any component parts not listed in the Bill of Materials to manufacture the Products without Kogeto's prior written consent. Manufacturer may not use any Products, Other Products or component parts thereof for the manufacture of anything for anyone without written approval from Kogeto for such items. Manufacturer will be responsible to manage its inventory of all materials, components, Products and Other Products to meet Kogeto's requirements and Orders. Manufacturer will use commercially reasonable efforts with the intent to fulfill Kogeto's forecasts and any requirements under this Agreement, Orders and SOWs. Kogeto agrees that it will order 2,000 units without the requirement of immediate delivery to be utilized by Manufacturer as a buffer inventory. If Manufacturer utilizes such buffer inventory to meet another order it will restock such buffer inventory as soon as practicable. Manufacturer also hereby grants to Kogeto a non-exclusive, fully paid-up right and license to access and use, on a real time basis, all of Manufacturer's on-line supply chain management, enterprise resource planning and other software systems related to the Orders, Products, Other Products or component parts thereof, provided to Manufacturer's customers to track component and Product inventories, ordering, production and shipment.

3.2. Approved Vendor List. Manufacturer agrees to procure items listed in the Bill of Materials only from vendors listed on a list of third party vendors approved by Kogeto

called the Approved Vendor List ("AVL"). Manufacturer may request amendments to the AVL. Kogeto may amend the AVL at any time upon prior written notice to Manufacturer, except that in the event such amendment materially impacts any SOW including, without limitation, costs, the Bill of Materials or delivery and lead times, then the Parties shall amend this Agreement and/or the SOW as necessary. Manufacturer shall provide Kogeto with a list of contact persons, telephone numbers and email addresses for each vendor listed on the AVL, and Kogeto may contact third party vendors listed on the AVL and acquire information at any time solely for the purpose of securing payment information to promote timely manufacturing.

4. THIRD-PARTY INQUIRY AND DISCLOSURE

4.1. Disclosure. Except as, and to the extent that, it is required by law, Manufacturer shall not disclose to anyone without express written consent from Kogeto that (a) it has any relationship to Kogeto, (b) that it manufactures the Products or Other Products, and (c) that it has any knowledge of Kogeto, the Products or the Other Products (collectively a-c being the "Non-Public Information"). Manufacturer shall not inform any vendor on the AVL that they are supplying products for use in the Kogeto-Dot System. Any rights in Kogeto's Intellectual Property and Confidential Information not expressly granted to Manufacturer under this Agreement are reserved by Kogeto.

4.2. Right of Intervention. If anyone other than Kogeto asks Manufacturer for Non-Public Information, Manufacturer shall report the inquiry to Kogeto immediately with full detail as to all aspects of the inquiry, the inquirer and the responses given. If Manufacturer believes that it is required by law to disclose the Non-Public Information, before making such disclosure, Manufacturer shall explain in writing to Kogeto why it believes that the disclosure is required, and give Kogeto a good-faith opportunity to express a legal opinion regarding the disclosure and use any lawful means to remove any legal obligation to disclose.

4.3. Right of Enforcement. If Manufacturer violates this provision in any way, each such violation shall be a new and separate material breach of this agreement. Kogeto shall have the right to seek enforcement of this section 4 by use of attorneys, and if it prevails in any way or to any extent, Manufacturer shall pay all legal fees and costs associated with enforcement of these said section which are not unreasonable, in addition to any actual damages. Manufacturer agrees that the release of information in violation of section 4.1 above would cause imminent, continuing, permanent, and severe harm to Kogeto that cannot be compensated by the payment of money. Therefore the proper response to the actual or threatened breach of sections 4.1 and/or 4.2 should be a request for, and grant of, injunctive relief in favor of Kogeto against the breaching Manufacturer.

4.4. Use of Information. Manufacturer agrees to use Kogeto's Intellectual Property and Confidential Information only to perform its obligations or exercise its rights under this Agreement. Manufacturer shall not distribute or otherwise make the Products, Other Products or Specifications available to any third party that has not been approved by Kogeto in writing. This Agreement does not supersede any prior or current

confidentiality agreement between the parties, and such agreement shall remain in full fore and effect.

5. FORECASTING AND ORDERING

5.1. Forecast. On or before the thirtieth (30th) day prior to the beginning of each calendar quarter, Kogeto will provide Manufacturer with a non-binding forecast of the anticipated demand for Products and Other Products for the next calendar quarter (a "Quarterly Forecast") to assist Manufacturer in managing its inventories and production planning. Kogeto may also submit updates to a Quarterly Forecast which will amend, and be incorporated into, such Quarterly Forecast. Manufacturer shall have five (5) business days from receipt of a Quarterly Forecast (or any update thereto) to provide notice to Kogeto that in Manufacturer's reasonable judgment that Manufacturer will be unable to manufacture and deliver all of the Products and Other Products required by such forecast or update. If Manufacturer does not provide Kogeto with such notice within the required 5-day period, then Manufacturer shall be deemed to accept such Quarterly Forecast.

5.2. Orders. Kogeto shall have the right under this Agreement to purchase, and request delivery of, Products and Other Products by issuing Manufacturer an Order. Each Order will include: (a) an Order number; (b) the quantity of each Product and/or Other Product to be delivered; (c) delivery location and recipient; (d) requested shipment and delivery dates; and if applicable, (e) Kogeto's commercial invoice for international shipments. Kogeto may place Orders by mail, e-mail, and facsimile or pursuant to an on-line supply chain ordering system.

5.3. Manufacturing Capacity. Notwithstanding the foregoing, Manufacturer shall use its commercial best efforts to deliver Products and Other Products expeditiously. Based on the Quarterly Forecasts provided by Kogeto, Manufacturer will reasonably ensure that materials are available to satisfy and support all requirements of the Quarterly Forecasts and ensure that its manufacturing capacity is able to support Kogeto's demand for all Orders in the forecasted quarter, except for any Rework. In the event Kogeto's Orders for Products exceeds a Quarterly Forecast, Manufacturer shall inform Kogeto within five (5) business days or as soon as reasonably practical as to whether Manufacturer is able to manufacture and Deliver each item identified in such Order(s). Unless otherwise agreed to in an Order or an SOW, Manufacturer shall use Manufacturing Facilities that allow for timely delivery of an Order to a Customer. Notwithstanding the foregoing, Kogeto shall have the right to determine which Manufacturing Facility shall be used to manufacture any Products for a particular Order, subject to Manufacturer's manufacturing capacity.

5.4. Suspension of an Order and Cancellation. If Manufacturer fails to Deliver any Product or Other Product within ten (10) business days after the agreed Delivery date, or fails to Deliver any Product or Other Product as required by the schedule set forth in section 6.2 below, and the delay is not caused or excused by Kogeto, then Kogeto may immediately suspend the applicable Order and cancel the delayed portion of such Order in whole or in part without liability for such order.

6. PACKING, SHIPPING AND DELIVERY

6.1. Packing. Manufacturer shall pack, mark and prepare each Product and Other Product for shipment in a manner that is commercially reasonable to attempt to prevent damage under normal handling during loading and unloading, shipping and storage in accordance with any shipping/delivery instructions provided by Kogeto under an Order or SOW. A packing list must be included on the outside and inside of every Kogeto shipment and identify the Order number, the quantity of each specific item contained in each package and the unique product serial numbers applicable to the shipment. Kogeto shall be provided shipping documentation upon request.

6.2. Delivery. All Products and Other Products shall be Delivered free of defects. Manufacturer is required to Deliver all Products, Other Products and components in an Order of two thousand (2,000) units or less within five (5) days after the Order is placed unless another time is set forth in the Statement of Work annexed hereto or agreed otherwise in writing for a particular Order. Manufacturer is required to Deliver all Products, Other Products and components in an Order of two thousand (2,000) units or more at a rate of ten thousand (10,000) units per week commencing on the tenth day after the Order is placed, through the end of the order.

6.3. Do Not Ship List. Manufacturer shall not ship any Products or Other Products to any person or entity Kogeto has placed on a do not ship list. Kogeto has the right to update the Do Not Ship List at any time. If the Do Not Ship List contravenes any SOW or Order, Manufacturer shall notify Kogeto and request a written directive of how to resolve the conflict. Such written directive shall be binding upon Kogeto and Manufacturer.

6.4. Lawful Shipping. Manufacturer shall not ship any Products or Other Products in violation of any export or import Laws. Manufacturer shall immediately notify Kogeto if it believes that any SOW or Order would violate such laws.

7. INVOICING AND PAYMENT

7.1 Price of Products, Other Products and Component Parts. Kogeto may purchase Products, Other Products and components thereof at the prices agreed on Exhibit B hereto. Said prices shall be adjusted as follows: The Price shall be increased by three percent (3%) from the Exhibit B price for such items Delivered more than ten (10) days before delivery is required. The price shall be decreased by ten percent (10%) from the Exhibit B price for such items Delivered ten (10) days after Delivery is required. The price shall be further decreased by one percent (1%) additional from the Exhibit B price for each day for such items Delivered more than ten (10) days after Delivery is required. This pricing structure shall apply to all Kogeto purchase orders received after the effective date of this Agreement.

7.2 Invoicing. An invoice for each Delivery shall be mailed to Kogeto and a copy of such invoice shall be delivered by fax or by email to Kogeto. Each Invoice shall have an invoice date and invoice number. Upon request, Manufacturer will also supply Kogeto with a breakdown of unit costs and associated coating costs for each optical element contained in the Products or Other Products, together with the assembly costs for the Products or Other Products.

7.3 Payment. As compensation for the manufacturing of all Delivered Products and Other Products, Kogeto will pay Manufacturer for all products Delivered and Invoiced as follows, *unless otherwise agreed in the Statement of Work*: an amount equal to fifty percent (50%) within thirty (30) days after Delivery. Forty percent shall be paid in forty-five (45) days after Delivery. The final ten percent (10%) is due in sixty (60) days after Delivery. Kogeto may apply any credit due to it to any such payments in its sole discretion. In the event that Kogeto fails to make said payments within thirty (30) days of stated payment due dates, a late payment fee of no more than 1.5% per month of the total amount overdue will apply. In the event that Kogeto fails to make said payments within thirty (30) days of stated payment due dates, Manufacturer, in its sole discretion, may suspend or hold further shipments of Products and Other Products under any or all currently issued purchase orders until payment is received.

7.4 Return of Credit. To the extent that Kogeto has a credit on account with Manufacturer, Kogeto may request in writing that manufacturer return said credit, or any part thereof greater than $100.00 USD, to Kogeto by wire transfer or by overnight delivery of a bank or certified check to Kogeto.

8. PRODUCT RETURNS AND CREDITS

8.1 Credits for Defective Merchandise. To the extent that Manufacturer is paid, in part or in whole, for any Products, Other Products and/or components thereof that are identified as defective, either upon delivery or later ("Defective Items"), Kogeto may elect to receive replacement Product or to receive a full credit for the amount Manufacturer was paid. In such an instance, Manufacturer shall be entitled to obtain such Defective Items as may be in Kogeto's possession upon request. To the extent that Kogeto knows the defective aspect of the Defective Item, Kogeto shall provide that knowledge to Manufacturer. The cost of shipping the Defective Items to Manufacturer may be paid for by Manufacturer, but if they are paid by Kogeto, such packing and shipping costs shall be a further credit on account granted by Manufacturer for the benefit of Kogeto upon transmitting evidence of the packing and/or delivery cost to Manufacturer.

8.2 Product Returns. Products, Other Products or components thereof that are returned to Kogeto by customers (retail or wholesale)(the "Returns") with complaints of a defect in material or workmanship shall be deemed defective for purposes of this agreement. Manufacturer shall not re-use components of Returns.

9. INDEMNIFICATION

9.1 Third Party Claims. Each Party (Party 1) shall indemnify, hold harmless and make whole the other (Party 2), its directors, officers and employees, from and against any and all damages, costs, expenses, claims, demands or causes of action of every kind and character arising out of claims by any third party, to the extent such damages, costs, expenses, claims, demands or causes of action arise solely from negligence or intentional actions of Party 1 without negligence on behalf of Party 2 with respect to such claims.

9.2 Breach. Each Party (Party 1) shall indemnify, defend, and hold harmless the other (Party 2) from and against all loss, cost, liability and expense which may be imposed upon or reasonably incurred by Party 2, including reasonable attorneys' fees, disbursements and settlement payments, in connection with any claim, action, suit or proceeding made or instituted against Party 2 by reason of a material breach of Party 1's representations or covenants under this Agreement.

10. WARRANTY

10.1 Warranty. The Products, Other Products or components are warranted against defects in materials or workmanship during the Term hereof and for one year after sale to an end-user of the product (the "Warranty Period"). Upon receipt of notice of such defects during the Warranty Period, Manufacturer will replace Products, Other Products or components which are defective within the meaning of this Agreement unless credit has been provided.

11. REMEDIES

11.1 Remedies. If any item manufactured by Manufacturer or its subcontractors is defective in material and/or workmanship, within the Warranty Period, Kogeto shall notify Manufacturer in writing of such defect or noncompliance within fifteen (15) days of Kogeto's discovery of such defect or noncompliance, and Manufacturer shall at Kogeto's option provide full credit for the item or replace said item. The Warranty Period for such replaced item shall be for the longer of (a) the remaining Warranty Period of the original component or 90 days. The remedies of this paragraph are cumulative to, and not exclusive of, any other remedy at law or provided under this Agreement.

12. OWNERSHIP OF INVENTIONS

12.1 Ownership. Unless otherwise agreed, any invention, process, mold, die, or trade secret and any item used in the manufacture of the Products or Other Products belonging to Kogeto and shall remain the property of Kogeto. Said items shall only be used to manufacture items for, and on the request of, Kogeto. If Kogeto requests possession of said items, Manufacturer shall Deliver said items to Kogeto within 10 days. Manufacturer hereby assigns to Kogeto all right, title and interest in and to all inventions it makes with respect to the process to manufacture Products and Other Products. Manufacturer agrees to disclose all such inventions within 30 days after such invention.

12.2 License. Kogeto grants Manufacturer License to use such inventions, processes, trade secrets and items as are described in this article 12 only to the extent necessary to fulfill Orders for Kogeto.

13. COVENANT NOT TO COMPETE

13.1 Non-Compete. Manufacturer is prohibited from directly or indirectly engaging in work for, or possessing an interest in, any activity or entity, the purpose or business of which is the manufacture, sale, marketing or distribution of products of the sort manufactured under this Agreement. The scope of this section shall be limited to a

period of three (3) years after the term of this Agreement ends and subject to a yearly minimum purchase of 200,000 units.

14. REPRESENTATIONS AND WARRANTIES THEREOF

14.1 Each Party represents and warrants to the other as follows:

(a) As of the Effective Date, all corporate action necessary for the authorization, execution and delivery of this Agreement by such Party has been taken; the execution hereof by each Party's representative below duly authorized and by an officer or attorney instructed to execute this instrument.

(b) As of the Effective Date, the execution, delivery and anticipated performance of this Agreement does not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any Court or other agency of government applicable to it or any of its assets or any contractual restriction or provision or agreement or instruction binding on or affecting it or any of its assets; no consents, waivers, approval or authorizations of any third party, are required for such Party to perform any of its obligations under this Agreement.

(c) As of the Effective Date, each Party's obligations hereunder constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights);

(d) There is no litigation or proceeding pending nor, to the best of any party's knowledge and belief, is any investigation pending or litigation, proceeding, or investigation threatened involving any party, which could, if adversely determined, materially and adversely affect the operation or financial condition of the business or the performance of the party's obligations under this Agreement.

15. FORCE MAJEURE

15.1 Force Majeure. Neither party to this Agreement shall be liable for delay or failure in the performance of any of its obligations under this Agreement to the extent and for such periods of time as such non-performance, defective or late performance is due to reasons of riots, war, act of God, invasion, earthquakes, hurricanes, power shortage, acts of government or governmental agencies or instrumentalities (other than such acts that arise from or relate to violations of Applicable Law by the affected Party) and any other contingencies beyond the Parties' reasonable control. If any Party wishes to invoke an event of Force Majeure, then it shall (i) immediately following the commencement of such event of Force Majeure notify the other Party of the occurrence of such event of Force Majeure, the reasonably estimated date and time on which it commenced and the nature of the event of Force Majeure, and (ii) as soon as reasonably practicable thereafter, submit to the other Party proof of the Event of Force Majeure. The parties shall thereafter as soon as practicable discuss how best to continue their operations in accordance with this Agreement and shall thereafter continue such discussions on a regular basis while Force Majeure continues. In the event a force majeure event prevents a Party's performance under this Agreement for ten (10) consecutive days, the other Party may

terminate this Agreement upon written notice to the other Party, but such termination shall not be deemed a breach by the Party affected by the force majeure condition.

16. NOTICES

16.1 Giving Notice. No notice or other communication hereunder ("Notice") shall be sufficient to affect any rights, remedies or obligations of any party hereto unless such Notice is in writing and delivered to the Party whose rights, remedies or obligations are affected (the "Receiving Party") by (a) hand delivery to the office or an office or director of the Receiving Party, (b) email *and* facsimile to the Receiving Party, (c) certified mail, return receipt requested signed for upon receipt by an employee, officer or member of the Receiving Party, or (d) common overnight carrier service (such as FedEx or UPS) signed for upon receipt by an employee, officer or member of the Receiving Party. The office address, email address, facsimile record contact information for Notice shall be set forth in the first SOW and may be changed only by a written Notice to the other Party.

17. SERVICE, JURISDICTION AND GOVERNING LAW.

17.1 Service. If any Party is personally served with legal documents (i.e. summons, complaint, and/or order to show cause) by hand delivery in accordance with paragraph 16.1 above, they agree to waive the defense of defective service. THIS IS AN IMPORTANT MATTER AND IS ONLY AGREED TO AS A RESULT OF CONSULTATION WITH AN ATTORNEY.

17.2 Jurisdiction and Governing Law. This Agreement was negotiated in the State of New York. For the purposes of enforcing this agreement, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York. All litigation shall be subject to the jurisdiction of any state or federal courts located in the State of New York, and the parties consent to and stipulate that said courts have irrevocable personal jurisdiction over the parties for the purposes of enforcing this agreement, and agree that they may be duly and validly served with process outside of the jurisdiction of said courts.

18. FURTHER BINDING TERMS.

18.1 Entire Contract. This contract, including its Exhibits, constitutes the entire agreement between the Parties with respect to the matters herein described, except as specifically excepted, and no amendment hereto shall be valid unless it is contained in a writing duly executed by both Parties.

18.2 Assignment. Neither Party shall have the right to assign this Contract or any of the rights or obligations hereunder without the prior written consent of the other Party, except that each Party may assign all of its rights and obligations hereunder to a third party of at least equal financial responsibility as part of an acquisition of all the business of such assigning party by such third party. If it is so assigned, of if it is assumed by a successor entity to a Party, such assignment shall only become effective upon the acceptance by the

other Party hereto, and the assignee assumes in writing the rights, duties and obligations of the assigning party.

18.3 Severability. If any provision hereof shall be determined to be invalid or unenforceable, such determination shall not affect the validity of the other provisions of the Contract.

18.4 No Waiver. The waiver by either party or the failure by either Party to claim a breach of any provision of this Contract shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

18.5 Arbitration. Any dispute between the Parties arising out of or concerning this Contract will be submitted to binding arbitration in New York, New York, in accordance with the commercial arbitration rules of the American Arbitration Association, with costs borne equally by both parties. Both Parties shall agree to an expedited discovery schedule, and a trial within 45 days after the matter is filed.

18.7 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

18.8 No Ambiguity. This Agreement and each clause therein was the result of negotiation by and between the Parties with the assistance of legal counsel. Therefore, no claimed ambiguity in this Agreement shall be construed against either Party.

IN WITNESS WHEREOF the parties hereto have executed this contract as of the dates set forth below.

[signature]	[signature]
Kogeto Inc	PRESIDENT - MANUFACTURING
By Jeff Glasse, CEO	
Dated: ____________	Dated: 10-13-11

[initials]

STATEMENT OF WORK
(Apollo Optical Systems, Inc.)

This statement of work is Pursuant to the annexed Manufacturing and Supply Agreement (the "Agreement"), dated October 10, 2011, and incorporates the terms of the Agreement.

With regard to section 4.1 of the Agreement, Apollo Optical Systems, Inc. ("Apollo") may disclose its work under the Agreement to Advent Tool & Mold, Inc. ("Advent") and its employees.

Apollo shall coordinate with Advent to ensure that the parts it must mold for the Kogeto-Dot System will assemble and fit properly with the parts made by Advent. Any part that does not assemble and fit properly with the parts made by Advent is defective within the meaning of the Agreement.

Apollo will receive Orders for work, which it will fulfill.

Apollo will mold the attached optical elements for the Kogeto-Dot System in accordance with its updated Quote attached hereto.

Apollo will receive the subparts of the optic assembly from Advent.

Within five days after receiving the subparts of the optic assembly from Advent Tool & Mold, Inc., Apollo will properly assemble all of said parts into finished optics that fit with Advent's complete assembly and lens cap, and Deliver said finished optics to Advent.

Deliverable – A three element assembly with cover. The individual lenses will be anti-reflective and reflective coated respectively. A molded cover will be secured via sonic welding.

Final assemblies will be tested per a mutually developed test fixture and inspection plan.

Final assemblies will be delivered to Kogeto's vendor with a protective film on the cover.

Unit Pricing

On minimum monthly order quantities of 10,000 assemblies, the unit cost will be $9.59 per assembly. This includes the original cost of $8.79 plus $.80 for the window.

Kogeto Manufacturing Program 9/27/11

Current Molded, Coated and Assembled Cost = $9.59

	Current lens cost breakdown			Mold monthly output capacity		
	Molding Unit Cost	Coating cost		Maximum monthly molding capacity	Mold Cost to increase capacity to 80,000 per month	
Lens 1	$0.80	$0.76	Coated on both sides	80,000	0	
Lens 2	$0.80	$0.76	Coated on both sides	80,000	0	
Lens 3	$1.40	$1.52	Coated on four sides	40,000	$42,500 -	10 week delivery
Window	$0.80	0	NA	80,000	0	
Assembly	$2.75					
Sub Totals	*Molding and assembly 6.55*	*Coating 3.04*	Total - mold, coat and assembly	*$9.59*		

Unit costs and NRE costs for increased monthly capacity

Monthly Quantit	Unit cost	Mold Costs		NRE
80,000 - 160,000	$3.91	$110,704	10 weeks delivery	$65,000
160,000 - 240,00	$3.29	$110,704	10 weeks delivery	$65,000

Kogeto Inc.
By Jeff Glasse, CEO

Dated: __________

Apollo Optical Systems, Inc.
By PRESIDENT - MANUFACTURING

Dated: 10-13-11

APPROVED VENDORS LIST

Kogeto Approved Vendors:

.

Polymer materials

Bayer - polycarbonate

Arkema - Acrylic

Coating Materials

Academy Group Silver

SIO - Academy Group

Tio - Academy Group

Packaging

Uline

AGREED UNIT PRICING

See Statement of Work.